Exhibit 3.767
SECOND AMENDED & RESTATED
OPERATING AGREEMENT FOR
REPUBLIC SERVICES GROUP, LLC
     THIS SECOND AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) of REPUBLIC SERVICES GROUP, LLC (f/k/a RS/WM Holding Company, LLC), a Delaware limited liability company (the “Company”), is made and entered into on March 2, 2004, by Republic Services, Inc. (“RSI”). The Company was organized as a limited liability company under the Delaware Limited Liability Company Act (the “Law”). Certain defined terms used in this Agreement are set forth in Schedule I (Schedule of Definitions) attached hereto and made a part hereof. In consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, and intending to be legally bound hereby, the undersigned hereby agrees as follows:
I. PURPOSES
     The purposes of the Company are to engage in and do any act in furtherance of any and all lawful businesses for which limited liability companies may be formed under the Law.
II. ORGANIZATIONAL MATTERS
     Section 2.1 Formation. The Company was formed pursuant to the Law upon the filing of Certificate of Formation (“Certificate”) The rights and obligations of the Members shall be as provided under the Law, except as otherwise provided in the Certificate and this Agreement. The Members agree to each of the provisions of the Certificate. It is hereby agreed, acknowledged and confirmed that David A. Barclay was and is an “authorized person” (within the meaning of the Law) for purposes of executing and filing the Certificate, and the Certificate and such execution and filing of same are hereby ratified, approved and authorized.
     Section 2.2 Principal Place of Business. The principal place of business of the Company shall be 110 S.E. 6th Street, 28th Floor, Ft. Lauderdale, Florida 33301, or such other address as may be established by the Members.
     Section 2.3 Duration. The existence of the Company shall continue in perpetuity, unless the Company is sooner dissolved in accordance with the Law.

III. MEMBERS AND CAPITAL STRUCTURE
     Section 3.1 Units Representing Membership Interests. The Interests of Members in the Company are divided into and represented by Units. Each Member’s respective number of Units is set forth in Exhibit A as the same shall be amended from time to time to reflect any changes in the number of Units of Members. The Members agree that each Unit shall entitle the Member possessing such Unit to:
     (a) Equal governance rights per Unit and to one vote per Unit on matters on which the Members may vote under the Certificate, this Agreement and/or the Law;
     (b) An equal proportionate share per Unit of the Company’s net income, gains, losses, deductions and credits; and
     (c) An equal proportionate share per Unit of amounts distributed to the Members in respect of their Interests upon dissolution of the Company.
Unless otherwise approved by the Members, the Company will not issue certificates representing Units, but at the written request of a Member, the Company will provide a certified statement setting forth the total number of Units issued and outstanding and the number of Units issued to the requesting Member, as of the date of the statement. It is hereby agreed, acknowledged and confirmed that RSI is, and has been admitted as the sole member of the Company, and that RSI’s Units as set forth in Exhibit A have been duly issued, and such admission and issuance are hereby ratified, approved and authorized.
     Section 3.2 Capital Contributions. The initial Capital Contribution to the Company of the sole Member is set forth on Exhibit A.
     Section 3.3 Additional Capital. The Member shall not be obligated to make any Capital Contributions other than its initial Capital Contribution.
     Section 3.4 Capital Accounts.
     (a) An individual capital account (the “Capital Account”) shall be established and maintained on behalf of each Member, including any Additional Member who shall hereafter receive an Interest, in the manner provided by Treasury Regulations Section 1.704-l(b)(2)(iv).
     (b) Except as is specifically provided otherwise in this Agreement, no Member shall have any liability or obligation to restore a negative or deficit balance in such Member’s Capital Account.

IV. MEETINGS OF MEMBERS
     Section 4.1 Annual Meetings. Annual meetings of the Members shall be held no later than ninety (90) days following the close of the Company’s fiscal year at the principal offices of the Company, or on such other date or at such other place as may be designated by a Majority in Interest of the Members.
     Section 4.2 Special Meetings. Special meetings of the Members, for any purpose or purposes, unless otherwise prescribed by statute, may be called by any Member upon notice in writing to the Company of the proposed meeting and the matters proposed to be acted upon.
     Section 4.3 Notice of Meetings. The Company shall deliver or mail written notice stating the date, time and place of any Members’ meeting and, in the case of a special Members meeting or when otherwise required by law, a description of the purposes for which the meeting is called, to each Member of record entitled to vote at the meeting, at such address as appears in the records of the Company and at least five (5), but no more than sixty (60), days before the date of the meeting.
     Section 4.4 Waiver of Notice. A Member may waive notice of any meeting, before or after the date and time of the meeting as stated in the notice, by delivering a signed waiver to the Company for inclusion in the minutes. A Member’s attendance at any meeting, in person or by proxy (a) waives objection to lack of notice or defective notice of the meeting, unless the Member at the beginning of the meeting objects to holding the meeting or transacting business at the meeting, and (b) waives objection to consideration of a particular matter at the meeting that is not within the purposes described in the meeting notice, unless the Member objects to considering the matter when it is presented.
     Section 4.5 Voting Rights. Except as otherwise provided herein, on all matters that come before the Members for a vote, each Member shall be entitled to one vote for each Unit owned by such Member. The presence of a Majority in Interest of the Members shall constitute a quorum for any meeting of the Members. Except as otherwise provided in this Agreement, approval of any action by Majority in Interest of the Members requires the approval of a Majority in Interest of the Members.
     Section 4.6 Action by Consent. Any action required or permitted to be taken at a Members’ meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the Members. The written consent or consents shall be delivered to the Company for inclusion in its minutes.
     Section 4.7 Presence. Any or all Members may participate in any annual or special Members’ meeting by, or through the use of, any means of communication by which all Members participating may simultaneously hear each other during the meeting. A Member so participating is deemed to be present in person at the meeting.

     Section 4.8 Conduct of Meetings. At any Members’ meeting, the Members with the approval of a Majority in Interest of the Members shall appoint a Member to preside at the meeting and shall appoint a person to act as secretary of the meeting. The secretary of the meeting shall prepare minutes of the meeting which shall be placed in the minute book of the Company.
V. MANAGEMENT AND OFFICERS
     Section 5.1 Governance. The Company shall be managed by its members.
     Section 5.2 Officers. The Company shall have a President, Vice President, Secretary, Treasurer and such other officers as the Member may determine and appoint. Such officers of the Company shall have the authority to sign contracts and execute documents that obligate the Company. The sole Member shall be an officer of the Company, holding each of the offices and titles set forth above, except to the extent that the sole Member has appointed another person or Entity to such office.
VI. ACCOUNTING AND RECORDS
     Section 6.1 Records and Accounting. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with generally accepted accounting principles consistently applied (“GAAP”). The books and records of the Company shall reflect all Company transactions and shall be appropriate and adequate for the Company’s business. The fiscal year of the Company for financial reporting and for federal income tax purposes shall be the calendar year.
     Section 6.2 Access to Accounting Records. All books and records of the Company shall be maintained at any office of the Company or at the Company’s principal place of business, and each Member, and his, her, or its duly authorized representative, may inspect and copy such books and records upon reasonable notice and request, during normal business hours.
     Section 6.3 Annual Tax Information. The Company shall use its best efforts to deliver to each Member within 60 days after the end of each fiscal year all information necessary for the preparation of such Member’s federal and state income tax returns. The Company shall also use its best efforts to prepare, within 60 days after the end of each fiscal year, a financial report of the Company for such fiscal year containing a balance sheet as of the last day of the year then ended, an income statement for the year then ended, a statement of sources and applications of funds, and a statement of reconciliation of the Capital Accounts of the Members.
VII. ALLOCATIONS AND DISTRIBUTIONS
     Section 7.1 Allocation of Net Income, Net Loss or Capital Gains. The net income, net loss, or capital gains of the Company for each fiscal year of the Company shall be allocated to the Members, pro rata in accordance with their respective Percentage Interests.

VIII. DISSOLUTION AND WINDING UP
     Section 8.1 Dissolution. The Company shall be dissolved and its affairs wound up on the first of the following to occur:
(a)	A unanimous determination by the Members that the Company shall be dissolved; or

(b)	At such earlier time as may be provided by applicable law.
     Section 8.2 Winding Up. Upon dissolution, the Members shall proceed to wind up and liquidate the business and affairs of the Company, and the Company may only carry on business that is appropriate to wind up and liquidate the business and affairs of the Company, including the following: (a) collecting the Company’s assets, (b) disposing of properties that will not be distributed in kind to Members, (c) discharging or making provision for discharging liabilities, (d) distributing the remaining property among the Members, and (e) doing every other Law necessary to wind up and liquidate the business and affairs of the Company. The Members shall follow the procedure for disposing of known claims set forth in the Law and shall publish notice of the dissolution of the Company pursuant to the Law.
     Section 8.3 Distribution of Assets. Upon the winding up of the Company, the assets shall be distributed as follows:
(a) To creditors, including Members who are creditors to the extent permitted by law, in the order of priority as provided by law to satisfy the liabilities of the Company whether by payment or by the establishment of adequate reserves;
(b) To Members to repay any loans to the Company;
(c) To Members of the Company in respect of their share of the profits and other compensation by way of income on their Capital Contributions to the extent each such Member has a positive balance in his Capital Account as provided in Treasury Regulation §1.704-l(b)(2)(ii)(b)(2); and
(d) To Members of the Company in respect of their Capital Contributions to the extent each such Member has a positive balance in his Capital Account as provided in Treasury Regulation §1.704-l(b)(2)(ii)(b)(2).
IX. AMENDMENTS
     Section 9.1 Proposal of Amendments. Amendments to the Certificate and this Agreement may be proposed in writing by any Member. Copies of any amendments proposed to be made shall be sent to the Members.

     Section 9.2 Approval of Amendments. A proposed amendment shall be voted upon at either an annual meeting or a special meeting of the Members duly called for the purpose of voting on the amendment. Such amendment shall be approved by a Majority in Interest of the Members.
X. MISCELLANEOUS
     Section 10.1 Complete Agreement. This Agreement and the Certificate constitute the complete and exclusive statement of agreement among the Members with respect to its subject matter. This Agreement and the Certificate replace and supersede all prior agreements by and among the Members or any of them. This Agreement and the Certificate supersede all prior written and oral statements, and no representation, statement, or condition or warranty not contained in this Agreement or the Certificate will be binding on the Members or have any force or effect whatsoever.
     Section 10.2 Governing Law. This Agreement and the rights of the parties under this Agreement will be governed by, interpreted, and enforced in accordance with the laws of the State of Delaware.
     Section 10.3 Binding Effect; Conflicts. Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and inure to the benefit of the Members and their respective distributees, successors and assigns.
     Section 10.4 Headings; Interpretation. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement. The singular shall include the plural, and the masculine gender shall include the feminine and neuter, and vice versa, as the context requires.
     Section 10.5 Severability. If any provision of this Agreement is held to be illegal, invalid, unreasonable, or unenforceable under the present or future laws effective during the term of this Agreement, such provision will be fully severable; this Agreement will be construed and enforced as if such illegal, invalid, unreasonable, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, unreasonable, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, unreasonable, or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, unreasonable, or unenforceable provision as may be possible and be legal, valid, reasonable, and enforceable.
     Section 10.6 Multiple Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument. However, in making proof with respect to this Agreement, it will be necessary to produce only one copy hereof signed by the party to be charged.

     Section 10.7 Additional Documents and Laws. Each Member agrees to promptly execute and deliver to the Company such additional documents, statements of interest and holdings, designations, powers of attorney, and other instruments, and to perform such additional Laws, as the Company may determine to be necessary, useful or appropriate to complete the organization of the Company, effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated by this Agreement, and to comply with all applicable laws, rules and regulations.
     Section 10.8 No Third Party Beneficiary. This Agreement is made solely and specifically among and for the benefit of the Members and their respective successors and assigns subject to the express provisions of this Agreement relating to successors and assigns. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other third party. No creditor or other third party will have any rights, interest, or claims under the Agreement or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.
     Section 10.9 Notices. Any notice to be given or to be served upon the Company or any Member in connection with this Agreement must be in writing and will be deemed to have been given and received when delivered to the address specified by the party to receive the notice. Such notices will be given to a Member at the address that appears in the records of the Company. Any Member or the Company may, at any time by giving five days, prior written notice to the other Members and the Company, designate any other address in substitution of the foregoing address to which such notice will be given.
     Section 10.10 Title to Company Property. Legal title to all property of the Company will be held and conveyed in the name of the Company.
     Section 10.11 Reliance on Authority of Person Signing Agreement. In the event that a Member is not a natural person, neither the Company nor any Member will (a) be required to determine the authority of the individual signing this Agreement to make any commitment or undertaking on behalf of such Person or to determine any fact or circumstance bearing upon the existence of the authority of such individual, or (b) be required to see to the application or distribution of proceeds paid or credited to individuals signing this Agreement on behalf of such Entity.
     Section 10.12 No Remedies Exclusive. To the extent any remedies are provided herein for a breach of this Agreement, the Certificate or the Law, such remedies shall not be exclusive of any other remedies the aggrieved party may have, at law or in equity.
     Section 10.13 Other Ventures. Each of the Members may engage, directly or indirectly, in any other business venture or ventures of any nature and description, independently or with others, and neither the Company nor any of the Members shall have any rights in and to any such business ventures or the income or profits derived therefrom. The provisions of this section shall apply to a Member both during the period of its membership in the Company and after withdrawal from membership in the Company.

     IN WITNESS WHEREOF, the undersigned sole Member of the Company has executed and agreed to this Second Amended and Restated Operating Agreement on March 2, 2004.

REPUBLIC SERVICES INC.
By:	/s/ David A. Barclay
David A. Barclay
Title:	Sr. Vice President

SCHEDULE I
TO SECOND AMENDED AND RESTATED OPERATING AGREEMENT
(SCHEDULE OF DEFINITIONS)
     The terms used in this Agreement with their initial letters capitalized shall have, unless the context otherwise requires or unless otherwise expressly provided in this Agreement, the meanings specified in this Schedule I. Any term used but not defined in this Agreement shall have the meanings set forth in the Law. The singular shall include the plural, and the masculine gender shall include the feminine and neuter, and vice versa, as the context requires. When used in this Agreement, the following terms shall have the meanings set forth below:
     “Law” means the Delaware Limited Liability Company Act, as the same is amended from time to time.
     “Agreement” means this Second Amended and Restated Operating Agreement of the Company, as originally executed, including all Schedules and Exhibits, and all of which may be amended from time to time.
     “Assignee” means any “assignee” as that term is used in the Law, and includes any transferee or recipient of a Transfer of any Unit or Units, or any portion thereof.
     “Code” means the Internal Revenue Code of 1986, as amended. All references in this Agreement to sections of the Code shall include any corresponding provision or provisions of any succeeding law.
     “Entity” means any association, corporation, general partnership, limited partnership, limited liability partnership, limited liability company, joint stock association, joint venture, firm, trust, business trust, cooperative, or foreign associations of like structure.
     “Interest” means the entire ownership interest of a Member in the Company at any particular time, including the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement and under the Law, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement.
     “Majority in Interest of the Members” means the Member(s) who hold a majority of the outstanding Units. “Majority in Interest of the remaining Members” means those Members holding a majority of the outstanding Units, excluding the Member in question and that Member’s Units. In this regard, Unit(s) or any portion thereof that are the subject of an effective Transfer to an Assignee not a Substitute Member shall not be considered outstanding Units.
     “Member” or “Members” refers to the parties to this Agreement as indicated on Exhibit A, and any Additional Members or Substitute Members.

     “Operating Agreement” means this Agreement.
     “Percentage Interest” means the percentage obtained by dividing the number of Units of a Member by the total number of outstanding Units of all Members.
     “Principal Office” means the principal place of business specified in Section 2.2.
     “Substitute Member” means any individual or entity admitted as a Member pursuant to Section 8.4.
     “Transfer” means any “assignment” as that term is used in the Law, and includes any gift, sale, exchange, assignment, conveyance, alienation or other transfer, whether voluntary or involuntary, and includes any Transfer to a receiver, bankruptcy trustee’ judgment creditor, lienholder, holder of a security interest, pledge or other encumbrance, and Transfer upon judicial order or other legal process (such as a Transfer in connection with divorce proceedings).
     “Unit” refers to a unit of measurement of a Member’s Interest as established in Section 3.1. Whenever reference is made to “Percentage Interest,” a Unit may be converted into the same by dividing a Member’s number of Units by the total of all Units outstanding. For voting and other governance purposes, Unit(s) or any portion thereof that are the subject of an effective Transfer to an Assignee not a Substitute Member shall not be considered outstanding Units.

EXHIBIT A
TO SECOND AMENDED AND RESTATED OPERATING AGREEMENT
NAMES OF MEMBERS; CAPITAL
CONTRIBUTIONS, AND UNITS OF MEMBERS

	Initial
	Capital	Number
Member	Contribution	of Units
Republic Services , Inc., a Delaware corporation	$1.00	1